EXHIBIT 10.1

                      SEPARATION AND DISTRIBUTION AGREEMENT



         This is an agreement dated June 10, 1997 between Lennar Corporation ("Lennar"), a Delaware corporation, and LPC, Inc. ("LPC"), a Delaware corporation.

         Lennar formed LPC with the intention of contributing to LPC, through contributions of the stock of various Lennar subsidiaries and of assets of other subsidiaries, and assumptions of obligations by LPC, the assets and liabilities constituting Lennar's entire commercial and multi-family residential real estate asset management business and the portion of Lennar's finance business relating to the financing of commercial properties (together, the "Commercial Asset Management Business"). The Commercial Asset Management Business is described on Exhibit A. Lennar will retain its business of building and selling single family detached and attached homes and condominium units in low-rise buildings and related activities, as well as the portion of its finance business relating to the financing of residential homes (the "Homebuilding Business"). The Homebuilding Business is described on Exhibit B.

         In forming LPC, Lennar acquired 100 shares of common stock of LPC ("Common Stock"). After Lennar contributes the Commercial Asset Management Business to LPC, Lennar intends to distribute the stock of LPC to Lennar's stockholders at the rate of one share of Common Stock for each share of common stock of Lennar ("Lennar common stock") or Class B common stock of Lennar ("Lennar Class B Stock"), and to give each Lennar stockholder the right to exchange Common Stock for Class B Common Stock of LPC ("Class B Common Stock") by an election (an "Exchange Election") delivered to LPC at least 10 days prior to the date the Common Stock is to be distributed to Lennar's stockholders.


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         The purpose of this Agreement is to set forth the agreement between
Lennar and LPC regarding the issuance of the Common Stock and Class B Common Stock which is to be distributed to Lennar's stockholders and matters relating to the activities of Lennar and its subsidiaries and of LPC and its subsidiaries after the distribution of that stock to Lennar's stockholders.

         Lennar and LPC agree as follows:


                                    ARTICLE I

              CONTRIBUTIONS OF COMMERCIAL ASSET MANAGEMENT BUSINESS

         1.1 CONTRIBUTION OF ASSETS. (a) Not later than the day before the Distribution Date (defined below), Lennar will contribute to LPC or wholly owned subsidiaries of LPC all the shares of all the subsidiaries of Lennar which are engaged wholly or primarily in aspects of the Commercial Asset Management Business.

             (b) To the extent that Lennar or any of its subsidiaries which do not become subsidiaries of LPC on or before the Distribution Date (together the "Lennar Companies") own any assets which are not used, and are not expected to be used, wholly or primarily in connection with the Homebuilding Business, not later than the day before the Distribution Date, the applicable Lennar Companies will transfer those assets to LPC or subsidiaries designated by LPC. To the extent that LPC or any subsidiaries which are contributed by Lennar to LPC on or before the Distribution Date (LPC and its subsidiaries on the Distribution Date being the "LPC Companies") own any assets which are used, or are expected to be used, primarily in connection with the Homebuilding Business, not later than the day before the Distribution Date, the applicable LPC Companies will transfer those assets to Lennar or subsidiaries designated by Lennar.

             (c) Not later than the day before the Distribution Date, Lennar will contribute to LPC cash or additional assets so that, after the assumption by LPC Companies of obligations of Lennar


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and its subsidiaries as described in Paragraph 1.2, the net worth of the Lennar
Companies will be reduced to the Lennar Minimum Net Worth, as that term is described in a Plan and Agreement of Merger (the "Merger Agreement") dated the same date as this Agreement between Lennar and Pacific Greystone Corporation.

             (d) Lennar and the other Lennar Companies, and LPC and the other LPC Companies, will execute and deliver such deeds, bills of sale, stock powers and other documents, and will do such other things, as are necessary or appropriate to carry out the contributions and transfers of assets described in the preceding subparagraphs of this Paragraph and which, at the request of Pacific Greystone Corporation, will be satisfactory in form and substance to Pacific Greystone Corporation.

         1.2 ASSUMPTION OF OBLIGATIONS AND LIABILITIES. Not later than the day before the Distribution Date, Lennar and LPC will execute an Assignment and Assumption Agreement (the "Assumption Agreement") in the form of Exhibit 1.2 by which (i) the Lennar Companies assign certain contracts, agreements, and commitments (the "Assigned Agreements") to LPC Companies, (ii) the LPC Companies agree to fulfill the obligations of Lennar or its subsidiaries under the Assigned Agreements, and (iii) LPC assumes all the obligations of Lennar and its subsidiaries which relate primarily to the Commercial Asset Management Business and assumes the obligations for borrowed money described in the Assumption Agreement.


                                   ARTICLE II

                       ISSUANCE AND DISTRIBUTION OF SHARES

         2.1 ISSUANCE OF SHARES TO LENNAR. (a) On a date designated by Lennar (the "Distribution Date") on at least five days' prior notice to LPC, LPC will issue to Lennar certificates representing (i) a number of shares of Common Stock equal to the number of shares of Lennar common stock and Lennar Class B Stock which are outstanding on the Distribution Date minus (x)100 shares and


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(y) the number of shares of Lennar common stock and Lennar Class B Stock which are the subject of properly made Exchange Elections, and (ii) a number of shares of Class B Stock equal to the number of shares of Lennar common stock and Lennar Class B Stock which are the subject of properly made Exchange Elections.

             (b) If at any time after the Distribution Date, Lennar notifies LPC that Lennar is required to deliver shares of Common Stock to persons who have exercised options which were granted by Lennar prior to the Distribution Date, LPC will, as promptly as practicable after the notice from Lennar, deliver to Lennar certificates representing a number of shares of Common Stock equal to the number of shares Lennar is required to deliver because of the exercise of options as specified in the notice from Lennar.

         2.2 DISTRIBUTION OF SHARES BY LENNAR. On the Distribution Date, Lennar will distribute to its stockholders the shares of Common Stock or Class B Stock which Lennar receives from LPC in accordance with Paragraph 2.1(a). Promptly after Lennar receives any shares of Common Stock from LPC in accordance with Paragraph 2.1(b), Lennar will distribute those shares to people whose exercise of options caused LPC to be required to issue the shares to Lennar.

         2.3 TRANSFER OF DISTRIBUTED SHARES. To the extent practicable, LPC will issue shares to Lennar by delivering to Lennar each time shares of a class are to be issued to it a global certificate representing all the shares of that class being issued to Lennar at that time. LPC will then cause its transfer agent to cooperate with Lennar in transferring shares from Lennar to its stockholders or to the people who exercised warrants or converted convertible securities.


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                                   ARTICLE III

                            CONDITIONS TO OBLIGATIONS

         3.1 CONDITIONS. The obligations of Lennar and LPC under Articles I and II are subject to the following conditions (each of which may be waived as a condition to its obligations by Lennar or by LPC):

             (a) Lennar will have obtained a private letter ruling from the Internal Revenue Service (the "Ruling") to the effect that (i) the distribution of LPC stock to Lennar stockholders on the Distribution Date as described in Paragraphs 2.1(a) and 2.2 (the "Distribution") will qualify as a distribution within the meaning of Section 355(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and accordingly, no gain or loss will be recognized to (and no amount will be included in the income of) Lennar's stockholders upon the receipt of stock of LPC as a result of the Distribution and (ii) no gain or loss will be recognized to Lennar on the distribution of stock of LPC to Lennar's stockholders as a result of the Distribution (except that the Ruling may exclude from its coverage the possibility that Lennar will realize income or gain as a result of the payment contemplated by Paragraph 10.1)

         (b) All required governmental approvals of the Distribution, if any, will have been obtained, other than governmental approvals the lack of which would not have a material adverse effect on either the Lennar Companies, taken together, or the LPC Companies, taken together.

         (c) LPC will have filed a combined Form 10 and information statement with the Securities and Exchange Commission relating to its Common Stock (the "Form 10 Information Statement"), and that Form 10 will have become effective.

         (d) The shares of Common Stock to be distributed in the Distribution and the shares of Common Stock which Lennar may have to deliver upon exercise of options which are outstanding on the Distribution Date will have been authorized for listing on the New York Stock Exchange upon notice of issuance.


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         (e) Lennar will have distributed to its stockholders a proxy statement or information statement relating to the Distribution which contains all the information about the Distribution required by Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended.

         (f) No order of a court enjoining or otherwise restraining the Distribution will be in effect and no governmental proceeding regarding the Distribution will be pending which is reasonably likely to result in the imposition of penalties against Lennar or LPC as a result of the Distribution which would be material to either of those entities and its subsidiaries taken as a whole.

         (g) LPC will have executed the Assumption Agreement.

         3.2 EFFORTS TO FULFILL CONDITIONS. Lennar and LPC each will use its best efforts to cause all the conditions in Paragraph 3.1 to be fulfilled on or before the Distribution Date.

                                   ARTICLE IV

                            AGREEMENTS NOT TO COMPETE

         4.1 LENNAR AGREEMENT NOT TO COMPETE. From the Distribution Date until December 1, 2002, Lennar will not, and will cause its subsidiaries not to, engage directly or indirectly in (i) acquiring and actively managing commercial or residential multi-family rental real estate, other than as an incident to, or otherwise in connection with, the Homebuilding Business, (ii) acquiring portfolios of commercial mortgage loans or of real estate assets acquired through foreclosures of mortgage loans (other than real estate acquired as the site of homes to be built or sold as part of the Homebuilding Business), (iii) making or acquiring mortgage loans, other than mortgage loans secured by detached or attached homes or residential condominium units, (iv) constructing office buildings or other commercial or industrial buildings, other than small shopping centers, professional office buildings, educational facilities, recreational facilities and other commercial facilities built on properties which Lennar is developing primarily as residential developments and which will be adjuncts to those residential developments,


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(v) owning or leasing an office building in which it occupies a majority of the usable office space and leasing or subleasing the remainder of the office space in that building, (vi) purchasing commercial mortgage backed securities or real estate asset backed securities, or (vii) acting as a servicer or special servicer with regard to securitized commercial mortgage pools. Nothing in this Paragraph will, however, prevent Lennar or any of its subsidiaries from, (v) acquiring securities backed by pools of residential mortgages, (w) acquiring an entity or an interest in an entity which, at the time the entity or interest in it is acquired by Lennar or a subsidiary, is engaged in one or more of the activities described in the first sentence of this Paragraph as an incidental (but not as a principal) part of its activities, (x) owning as a passive investor, without any involvement in operations or management, an interest of less than 10% in a publicly traded operating company which is engaged in one or more of the activities described in the first sentence of this Paragraph, (y) acquiring commercial paper or other short-term debt instruments of entities engaged in one or more of the businesses described in the first sentence of this Paragraph for investment, and without any intention of becoming involved in the operations or management of the issuer of the commercial paper or other debt instruments or (z) owning an interest in , and managing, Lennar Land Partners, a partnership to be formed by a Partnership Agreement between a subsidiary of Lennar and a subsidiary of LPC.

         4.2 LPC AGREEMENT NOT TO COMPETE. From the Distribution Date until December 1, 2002, LPC will not, and will cause its subsidiaries not to, engage directly or indirectly in (i) building or selling single family detached or attached homes or condominium units in residential buildings of five or fewer stories, (ii) developing properties primarily as the sites of homes or condominium units of the type described in clause (i), other than properties included in portfolios acquired by LPC or partnerships in which it is a partner and which Lennar elects not to acquire from LPC or the partnerships for the prices LPC or the partnerships paid for them (allocating purchase prices to assets acquired as parts of pools using the relative sales price method of cost allocation) or to develop under arrangements with LPC or


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the partnerships, (iii) providing first mortgage financing for the purchase of homes or condominium units of the type described in clause (i), or (iv) providing first mortgage re-financing of loans secured by homes or condominium units of the type described in clause (i). Nothing in this Paragraph will, however, prevent LPC or any of its subsidiaries from (s) developing properties acquired upon default of mortgages or acquired as incidental portions of portfolios of real estate assets for reasonable periods after foreclosure or acquisition until there can be orderly dispositions of the properties, (t) selling as condominium units apartments in residential multi-family buildings which are acquired by LPC or its subsidiaries and which, at the time LPC or its subsidiaries acquired the buildings or acquired mortgage loans secured by the buildings, were being operated as rental buildings, (u) acquiring securities backed by pools of residential mortgages, (v) providing financing to homebuilders or land developers, acquiring the homebuilders or land developers or their properties upon default with regard to the financing, and overseeing the operations of the homebuilders or land developers and development of their properties for reasonable periods after default until there can be orderly dispositions of the defaulting homebuilders or land developers or their properties, (w) acquiring as a passive investor without any involvement in operations or management, an interest of less than 10% in a publicly traded operating company which is engaged in one or more of the activities described in the first sentence of this Paragraph, (x) acquiring an entity or an interest in an entity which, at the time it is acquired by LPC or a subsidiary, is engaged in one or more of the activities described in the first sentence of this Paragraph as an incidental (but not as a principal) part of its activities, (y) acquiring commercial paper or other debt instruments of entities engaged in one or more of the businesses described in the first sentence of this Paragraph for investment, and without any intention of becoming involved in the operations or management of the issuer of the commercial paper or other debt instruments or
(z) owning an interest in Lennar Land Partners.


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         4.3 ACTIVITIES OF LENNAR LAND PARTNERS. No action taken by Lennar Land
Partners in accordance with the Partnership Agreement by which it is formed will be a breach of the obligations of either Lennar or LPC under this Article.

         4.4 CONSENTS TO PROHIBITED ACTIVITIES. Either Lennar or LPC may consent to the other of them engaging, in a specific instance with regard to a specific property or other asset, in an activity which would otherwise be prohibited by the applicable one of Paragraph 4.1 or 4.2 if (i) the party engaging in the activity (the "Acting Party") has offered to sell that property or other asset to the other party (the "consenting party") for the lesser of the price paid by the Acting Party for the property or other asset or the fair market value of the property or other asset and (ii) the Board of Directors of the consenting party has, by resolution, (x) determined that the consenting party does not want to acquire the property or other asset for the price offered by the Acting Party,
(y) determined that the Acting Party's engaging in the activity with regard to the property or other asset will not materially adversely affect any activities in which the consenting party is engaged, and (z) approved the consenting party's consenting to the Acting Party's engaging in the activity with regard to the property or other asset.

         4.5 CURING VIOLATIONS. If Lennar or LPC violates the applicable one of Paragraph 4.1 or 4.2 with regard to a specific property or asset, (i) the other of them may not institute any action or proceeding seeking injunctive relief, damages or any other type of relief because of the violation until at least 90 days after it has given notice of the violation to the violating party, and (ii) the violating party will be relieved of all liability with regard to the violation if the violating party either (x) discontinues the violation within the 90 day period, or (y) within the 90 day period offers to sell the property or other asset to the other party for the lesser of the amount the violating party paid for the property or other asset or the fair market value of the property or other asset and, if that offer is not accepted within 30 days after it is made, the violating party disposes of the property or other asset, or discontinues the violation, within 120 days after the end of the 30 day period.


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                                    ARTICLE V

                            INTERCOMPANY INDEBTEDNESS

         5.1 ELIMINATION OF INTERCOMPANY INDEBTEDNESS. Effective at 11:59 P.M. on the day before the Distribution Date, all indebtedness of any of the Lennar Companies to any of the LPC Companies, and all indebtedness of any of the LPC Companies to any of the Lennar Companies, will be eliminated. This elimination
(a) will be effected by dividends to Lennar by all the Lennar Companies and all the LPC Companies of all the indebtedness to them which is to be eliminated and contributions of that indebtedness by Lennar to the capital of the respective Lennar Companies and LPC Companies which are the obligors with regard to that indebtedness, and (b) will be evidenced by a document executed by Lennar.

         5.2 EXCHANGE OF RELEASES. On the Distribution Date, (i) Lennar will deliver to LPC a document in which Lennar, for itself and each of its subsidiaries other than the LPC Companies, releases each of the LPC Companies from any and all liabilities or obligations which any of the LPC Companies has or may have on the Distribution Date, or ever had prior to the Distribution Date, to Lennar or any of its subsidiaries other than the LPC Companies, and any and all claims which Lennar or any of its subsidiaries other than the LPC Companies has or may have on the Distribution Date, or ever had prior to the Distribution Date, against any of the LPC Companies, arising out of obligations or occurrences which arose or occurred on or before the Distribution Date (other than obligations under this Agreement, the Assumption Agreement, under documents by which Lennar transfers stock of LPC Companies or assets to LPC or its subsidiaries prior to the Distribution or under any other documents described in this Agreement which are to be executed in connection with the Distribution), whether known or unknown and whether liquidated in amount or contingent, and
(ii) LPC will deliver to Lennar a document in which LPC, for itself and each of its subsidiaries, releases Lennar and each of its subsidiaries other than the LPC Companies from any and all liabilities or obligations which Lennar or


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any of its subsidiaries has or may have on the Distribution Date, or ever had prior to the Distribution Date, to any of the LPC Companies, and any and all claims which any of the LPC Companies has or may have on the Distribution Date, or ever had prior to the Distribution Date, against Lennar or any of its subsidiaries other than the LPC Companies, arising out of obligations or occurrences which arose or occurred on or before the Distribution Date (other than obligations under this Agreement, under the Assumption Agreement or under any other documents described in this Agreement which are to be executed in connection with the Distribution), whether known or unknown and whether liquidated in amount or contingent.

         5.3 AGREEMENT NOT TO SUE. (a) Lennar agrees that it will not bring, and it will take all steps necessary to prevent each of its subsidiaries from bringing, any claim, action or proceeding against any of the LPC Companies relating to any sum which is the subject of the release delivered by Lennar in accordance with Paragraph 5.2 or which subsequently becomes due because of anything which occurred on or before the Distribution Date (other than a sum which becomes due under or with regard to this Agreement or any other document executed in connection with the Distribution).

             (b) LPC agrees that it will not bring, and it will take all steps necessary to prevent each of its subsidiaries from bringing, any claim, action or proceeding against Lennar or any of its subsidiaries other than the LPC Companies relating to any sum which is the subject of the release delivered by LPC in accordance with Paragraph 5.2 or which subsequently becomes due because of anything which occurred on or before the Distribution Date (other than a sum which becomes due under or with regard to this Agreement or any other document executed in connection with the Distribution).

         5.4 NO REPRESENTATIONS REGARDING TRANSFERRED ASSETS OR LIABILITIES. LPC agrees and acknowledges on behalf of itself and each of the other LPC Companies that none of Lennar or any of its subsidiaries has in this Agreement, in any other agreement or instrument or otherwise, made or will make any representation or warranty whatsoever as to the assets, business or liabilities transferred or assumed


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as described in the preamble to this Agreement or as contemplated by this
Agreement, or as to any consents or approvals required in connection with the consummation of those transfers, the Distribution or any other aspects of the transactions contemplated by this Agreement, it being agreed and understood that LPC and each of the other LPC Companies will receive all of its assets from Lennar or a subsidiary on an "as is, where is" basis and will bear the economic and legal risk that conveyance of such assets might prove to be insufficient or might subject LPC or other LPC Companies to liabilities, or that the title to any assets received from Lennar or a subsidiary (or owned by an LPC Company when it was transferred to LPC) was other than good and marketable and free from encumbrances (whether or not LPC knew this was the case).


                                   ARTICLE VI

                                INDEMNIFICATIONS

         6.1 INDEMNIFICATION BY LENNAR. Lennar agrees to indemnify LPC and each of its subsidiaries and their respective successors and assigns and the officers and directors of each of them against, and to hold each of them harmless from, any liabilities, claims or expenses, including reasonable attorneys fees and expenses of investigation, (collectively, "Losses") relating to, arising out of or resulting from, (i) the Homebuilding Business, whether as a result of any condition which exists or is created, any event which occurred or occurs, or any action which was or is taken, whether before, on or after the Distribution Date,
(ii) any obligation of Lennar or any of its subsidiaries existing at the Effective Time of the Merger for borrowed money incurred before the Distribution Date which is not assumed by LPC in the Assumption Agreement, (iii) any registration statement, proxy statement, or any press release or other document issued by Lennar, relating to, or otherwise in connection with, the Merger, except with regard to Losses relating to information provided by LPC in writing for inclusion in the registration


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statement or proxy statement or (iv) any breach of any of the covenants of
Lennar set forth in Paragraph 5.1.

         6.2 INDEMNIFICATION BY LPC. LPC agrees to indemnify Lennar and each of its subsidiaries (other than the LPC Companies), their respective successors and assigns, and the officers and directors of any of them against, and agrees to hold each of them harmless from, any Losses relating to, arising out of or resulting from (i) the Commercial Asset Management Business, whether as a result of any condition which exists or is created, any event which occurred or occurs, any action which was or is taken, or any obligation (including, but not limited to, obligations to employees) which was or is incurred, either before, on or after the Distribution Date, (ii) any of the obligations assumed by LPC or any LPC Company in the Assumption Agreement, (iii) the Distribution, (iv) the Form 10 Information Statement, (v) any press release or other document issued by LPC relating to, or otherwise in connection with, the Distribution, (vi) any liabilities or obligations, actual or contingent, of any nature whatsoever of Lennar or any of its past or current subsidiaries or affiliates existing or alleged to exist on or prior to the Distribution Date that did not arise exclusively or primarily in the conduct of the Homebuilding Business, except that the indemnification with regard to any Loss arising solely because of corporate financing by Lennar or other corporate activities by Lennar which do not specifically relate to any aspect of the operations of Lennar or its subsidiaries will be limited to 71.5% of the amount of the Loss, (vii) any liabilities or obligations actual or contingent, of any nature whatsoever of Lennar or any of its past or current subsidiaries or affiliates existing or alleged to exist on or prior to the Distribution Date arising out of or relating to any business or line of business which is or at any time was treated on the consolidated financial statements of Lennar and its subsidiaries as a discontinued operation or a discontinued line of business or any business or line of business (as those terms are used in accordance with GAAP) which was divested by Lennar or any of its current or former subsidiaries prior to the Distribution Date, or (viii) a breach of the covenants of LPC contained in Paragraph 5.1 or 6.7.


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         6.3 THIRD PARTY CLAIMS. If any claim is made against Lennar or any of its subsidiaries (other than a LPC Company), or any of their officers or directors, for which Lennar, the subsidiary or its officer or director intends to seek indemnification under Paragraph 6.2, or any claim is made against any of the LPC Companies, or any of their officers or directors, for which the LPC Company or its officer or director intends to seek indemnification under Paragraph 6.1, the corporation or individual which intends to seek indemnification (the "Indemnified Party") will promptly, and in any event within 10 days after it is notified of the claim, notify the one of Lennar or LPC from which indemnification will be sought (the "Indemnifying Party") of the claim. If the Indemnifying Party acknowledges that it will be liable to indemnify the Indemnified Party with regard to the claim, the Indemnifying Party will have the right to control the defense of the claim. Delay in notifying an Indemnifying Party of a claim will not affect the Indemnifying Party's obligation to indemnify with regard to the claim, except to the extent the delay in notifying the Indemnifying Party adversely effects the Indemnifying Party's ability to defend against or settle the claim. An Indemnified Party may participate in the defense of a claim against it with its own counsel, but at its own expense (including the costs of its counsel). Under no circumstances will a party be entitled to indemnification against the costs of settling a claim unless (i) the Indemnifying Party has approved the settlement of the claim, or (ii) the Indemnifying Party has denied it has an obligation to indemnify the party against which the claim was brought with regard to the subject matter of the claim, but it is ultimately determined that the Indemnifying Party did indeed have such an obligation.

         6.4 INSURANCE COVERAGE. In determining the amount which Lennar is required to pay to LPC under Paragraph 6.1, or which LPC is required to pay to Lennar under Paragraph 6.2, as a result of a Loss, the amount for which Lennar or a subsidiary, or LPC or a subsidiary, is entitled to be indemnified will be net of any insurance proceeds recovered or recoverable by the company being indemnified with respect to the Loss and net of any deductible amount under any policy under which the

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company being indemnified made a recovery with respect to the Loss, or would have made a recovery under the policies in effect with respect to the Loss if the Loss had exceeded the deductible amount.

         6.5 CONTRIBUTION. If the indemnity provided for in Paragraph 6.1 through 6.4 is not available in any instance for any reason, Lennar and LPC each will contribute on an equitable basis in respect of the Loss for which that indemnity is not available.

         6.6 LPC INDEMNIFICATION FOR DISTRIBUTION TAX COSTS. (a) If, other than because of actions taken by Lennar after completion of the Merger, regardless of whether Lennar obtained the Ruling, it is ultimately determined that the Distribution did not qualify for Tax-Free Status, and as a result Lennar incurs any Spin-Off Tax Liabilities as a result of the Distribution, LPC will pay to Lennar an amount such that the amount received by Lennar, net of any taxes payable with the respect to the payments from LPC, is equal to the Tax Cost of the Distribution.

             (b) For purposes of this Paragraph 6.6, the following terms will have the meanings set forth below:

             "Tax Cost" means (i) the Aggregate Spin-off Tax Liabilities; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with any settlement, final determination, judgement or other determination with respect to such Aggregate Spin-off Tax Liabilities, and (iii) all costs, expenses and damages associated with stockholder litigation or controversies, and any amount paid by Lennar or any of its subsidiaries in respect of the tax liability of shareholders, whether paid to shareholders or to the Internal Revenue Service or any other taxing authority payable by Lennar or any of its affiliates, in each case resulting from the absence of Tax-Free Status for the Distribution.

             "Taxing Jurisdiction" means the United States and every other government or governmental unit having jurisdiction to tax Lennar or LPC.


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             "Spin-off Tax Liabilities," with respect to any Taxing
Jurisdiction, means all taxes, interest and penalties actually paid to such Taxing Jurisdiction that would not have been paid if the Distribution qualified for Tax-Free Status.

             "Aggregate Spin-off Tax Liabilities" means the sum of the Spin-off Tax Liabilities with respect to each Taxing Jurisdiction.

             "Tax-Free Status" means the qualification of the Distribution (i) as a transaction described in Section 355 (a)(1) of the Code, (ii) as a transaction in which the stock which is distributed is qualified property for purposes of Section 355(c)(2) of the Code, and (iii) as a transaction in which Lennar recognizes no income or gain other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

             (c) Except as otherwise required by law, in filing its tax returns for the year in which the Distribution Date falls, Lennar will treat the Distribution as not resulting in recognition of gain to Lennar. If Lennar becomes aware during an examination of its Federal corporate income tax return, or any state income, franchise or similar tax return, for the taxable year in which the Distribution Date falls that the agent conducting the examination is seriously considering asserting that the Distribution did not qualify for Tax-Free Status and therefore (or for any other reason) Lennar and its subsidiaries may incur Spin-Off Tax Liabilities, Lennar will (i) promptly notify LPC of this fact, (ii) to the extent reasonably practicable, segregate the issue of whether the Distribution qualified for Tax-Free Status from other issues being examined, (iii) permit LPC to control the tax examination in so far as it relates to that issue and any administrative or judicial appeals relating to the issue (including whether to settle the issue or to appeal from an adverse determination with regard to the issue) and (iv) cooperate with LPC in all reasonable respects in LPC's efforts to establish that the Distribution qualified for Tax-Free Status and because of that (or for any other reason) Lennar and its subsidiaries are not required to recognize income or gain because of the Distribution.

         6.7 RETURN OF HOMEBUILDING ASSETS. If after the Distribution Date it is determined that (i) at the Effective Time of the Merger the Lennar Companies do not have all the assets (other than cash) necessary for their conduct of the Homebuilding Business in a manner consistent with past practice, as it is currently being conducted at the Distribution Date and as Lennar contemplates it will be conducted after the Distribution Date (except to the extent the Homebuilding Business will in the future include the operations of Pacific Greystone), and (ii) some of the assets necessary for the Lennar Companies' conduct of the Homebuilding Business in that manner were transferred to or otherwise held by LPC Companies on or prior to the Distribution Date, the LPC Companies to which the assets were transferred or which hold the assets will transfer them to Lennar without consideration.


                                   ARTICLE VII

                         TRANSACTIONS BETWEEN COMPANIES

         7.1 TERMS OF TRANSACTIONS BETWEEN COMPANIES. All transactions between Lennar or any other of the Lennar Companies and LPC or any other of the LPC Companies after the Distribution Date will be on the following terms:

             (a) Any transactions or relationships which are the subject of a Shared Facilities Agreement executed by Lennar and LPC will be on the terms provided in the Shared Facilities Agreement.

             (b) Any transactions or arrangements (including any loan transactions) entered into after the Distribution Date between any of the Lennar Companies and any of the LPC Companies will be on substantially the same terms as those which would prevail in a transaction between unaffiliated persons. If a transaction takes place under an agreement which, at the time it was executed, was on terms which would have prevailed in an agreement between unrelated persons, the transaction will be deemed to be on terms which would have prevailed in transactions between unrelated persons even if at the time the transaction takes place, the terms in the agreement are not the same as those which would have prevailed in a separate transaction agreed to at the time of the transaction.

             (c) If the Distribution Date is before the Merger Date under the Merger Agreement (or such earlier date as the Merger Agreement terminates), none of the Lennar Companies will engage in any transactions with any of the LPC Companies between the Distribution Date and the Merger Date (or the earlier termination of the Merger Agreement) without the prior consent of Pacific Greystone Corporation, which will not be unreasonably withheld or delayed.

         7.2 APPROVAL OF TRANSACTIONS BETWEEN COMPANIES. (a) No Lennar Company may enter into any transaction or related series of transactions with one or more LPC Companies which will involve a payment or loan to or from the LPC Company or Companies of more than $5 million in the aggregate unless Lennar or another Lennar Company receives a certified copy of a resolution of the Board of Directors of LPC in which that Board of Directors determines that the transaction or loan meets the requirements of Paragraph 7.1.

             (b) No LPC Company may enter into any transaction or related series of related transactions with one or more Lennar Companies which will involve a payment or loan to or from the Lennar Company or Companies of more than $5 million in the aggregate unless LPC or another LPC Company receives a certified copy of a resolution of the Board of Directors of Lennar in which that Board of Directors determines that the transaction or loan meets the requirements of Paragraph 7.1.

         7.3 TRANSACTIONS WITH LAND PARTNERSHIP. A transaction between a Lennar Company or a LPC Company and Lennar Land Partners will not be deemed to be a transaction between a Lennar Company and a LPC Company, and therefore will not be subject to Paragraph 7.1 or Paragraph 7.2.


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

                                  ARTICLE VIII

                                   TAX SHARING

         8.1 PREPARATION OF TAX RETURNS; RESPONSIBILITIES FOR TAXES. (a) Lennar will be responsible for the preparation of all consolidated combined or unitary Tax Returns ("Consolidated Tax Returns"), and other Tax Returns relating to Federal, state and other corporate income taxes and other Income Taxes ("Income Taxes") which include the income of Lennar and/or any of its subsidiaries (other than the LPC Companies) or the assets or income of the Homebuilding Businesses, with regard to all periods ending on or before the Distribution Date ("Pre-Closing Periods") and for the payment of all Taxes shown on those Tax Returns to be due. LPC and its subsidiaries will be responsible for filing all other Tax Returns relating to them or their assets or the Commercial Asset Management business which are required to be filed after the Distribution Date and for the payment of all Taxes shown on those Tax Returns to be due. "Tax Return" means any return, filing, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated tax payments, claims for refund and amended returns that may be filed, for any period with any taxing authority (whether domestic or foreign) in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing). "Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, federation or other body, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, premium and property taxes, together with any related interest, penalties and additions to any such tax, or additional amounts imposed by any taxing authority (domestic or foreign) upon Lennar, the LPC Companies or any of their respective subsidiaries, divisions, assets or branches.

             (b) LPC hereby assumes and agrees to pay to Lennar on or prior to the due date for each payment due following the Distribution Date its share of the "Pre-Distribution Tax Liability" for any Pre-Closing Period beginning on or after the December 1, 1996 for which Tax Returns have not yet been filed. LPC's share of the "Pre-Distribution Tax Liability" for each Pre-Closing Period shall be the sum of

                  (i) that portion of the total tax liability shown on each of Lennar's Income Tax Returns (including estimated payment Tax Returns) for such Pre-Closing Period, as filed (each, a "Company Pre-Distribution Return"), as would be allocated to the LPC Companies on a net basis (taking into account any Tax Benefits of any LPC Companies) under the basic method under Treas. Reg. ss.1.1552-1(a)(2) if: (p) Lennar and LPC were separately incorporated members of the same consolidated group for such Pre-Closing Period; (q) Lennar owned and operated the Homebuilding Business during such Pre-Closing Period; and (r) LPC owned and operated the Commercial Assets Management Business during such Pre-Closing Period;

                  (ii) reduced by the sum of (x) all amounts paid by LPC after the Distribution Date with respect to such Pre-Closing Tax Liability, and (y) an amount equal to LPC's share of all estimated Income Tax payments remitted on LPC's behalf to the relevant taxing authority on or prior to the Distribution Date with respect to such Pre-Closing Period. LPC's share of all estimated income tax payments remitted by Lennar to the taxing authority on or prior to the Distribution Date with respect to such Pre-Closing Period shall be equal to such percentage of such payments as the LPC Companies' net income (taking into account any Tax benefits) bears to Lennar's overall consolidated net income. If the calculations made herein indicate that LPC has either overpaid or underpaid its share of any such Pre-Distribution Tax Liability, then at the time that the relevant Company Pre-Distribution Return is filed, Lennar shall pay LPC the amount of any such overpayment or LPC shall pay Lennar the amount of any such underpayment, the amount of such overpayment or underpayment, as the case may be, to be equal to the difference between the amounts calculated pursuant to paragraphs (i) and (ii) of this subparagraph. All calculations and determinations required to be made pursuant to this subparagraph shall be made in good faith by LPC and shall be subject to Lennar's approval, which approval shall not be withheld unless Lennar in good faith reasonably disputes any such calculation or determination, in which case any payments shall nevertheless be made in accordance with LPC's calculations and determinations, subject to subsequent adjustment in accordance with the provisions of subparagraph (f) below.

             (c) Whenever a party hereto (hereinafter an "Indemnitee") is notified in writing by any taxing authority of the existence of an issue which could increase the liability for any Tax of the other party hereto or any affiliate (hereinafter an "Indemnity Issue"), the Indemnitee shall promptly give notice to such other party (hereinafter an "Indemnitor") of such Indemnity Issue. The Indemnitor and its representatives, at the Indemnitor's expense, shall be entitled to participate (i) in all conferences, meetings or proceedings with any taxing authority, the subject matter of which is or includes an Indemnity Issue and (ii) in all appearances before any court, the subject matter of which is or includes an Indemnity Issue, the Responsible Party (as defined below) for any Tax Return with respect to which there is an increase or decrease in liability for any Tax or with respect to which a payment is required hereunder shall have the right to decide as between the parties hereto how such matter is to be dealt with and finally resolved with the appropriate taxing authority and shall control all audits and similar proceedings. The Responsible Party agrees to cooperate in the settlement of any Indemnity Issue with the other party and to take such other party's interests into account. If the Indemnitor is not the Responsible Party, such cooperation may include permitting the Indemnitor, at the Indemnitor's sole expense, to litigate or otherwise resolve any Indemnity Issue. Notwithstanding the foregoing, if the Responsible Party is not the Indemnitor, the Responsible Party shall not enter into a final settlement with the relevant taxing authority with respect to any matter involving an Indemnity Issue without first presenting the proposed settlement to the Indemnitor, who shall provide the Responsible Party with written consent to such settlement within ten days of receipt (which consent may not unreasonably be withheld), whereupon (or if the Indemnitor fails to respond to such settlement in writing within such ten day period) the Responsible Party may enter into such settlement with the relevant taxing authority; PROVIDED, HOWEVER, that the Indemnitor may withhold its consent to the proposed settlement by notifying the Responsible Party in writing within such ten day period that the Indemnitor does not consent to the proposed settlement. If the Indemnitor provides the Responsible Party with written notification withholding consent in accordance with the immediately preceding sentence, then:

         (1) The Indemnitor shall fully indemnify and hold harmless the Responsible Party from and against any and all liabilities for Taxes and other costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees) over and above the payments that the Responsible Party would have been liable for if the Responsible Party had entered into the proposed settlement; and


         (2) The Responsible Party shall, in its sole discretion:

             (a) enter into a closing agreement or other final resolution with respect to such matter with the relevant taxing authority with respect to all issues other than Indemnity Issues and shall allow the Indemnitor to continue to defend the Indemnity Issues in proceedings with the relevant taxing authority; or

             (b) settle all issues with respect to such matter with the relevant taxing authority and/or pay any additional liability for Taxes as provided for in such settlement, provided that such settlement shall permit the Indemnitor to file a claim for refund with respect to any Indemnity Issues; or

             (c) pay to the Indemnitor any additional liability for Taxes as provided for in such settlement to the extent that such liability relates to issues other than Indemnity Issues, whereupon the Indemnitor shall assume control over and responsibility for any proceeding related to such matter and shall be fully liable for and shall fully indemnify and hold the Responsible Party harmless from and against any and all liability for Taxes with respect to such matter.

For purposes of this Agreement, "Responsible Party" shall mean (x) with respect to a Tax Return that relates solely to the operations of the Homebuilding Business, Lennar, and (y) with respect to a Tax Return that relates solely to the operations of the Commercial Asset Management Business, LPC. With respect to all Tax Returns other than those described in clauses (x) and (y), above, Lennar and LPC shall attempt to separate the Indemnity Issues in controversy with respect to such Tax Return into Indemnity Issues for which Lennar shall be the Responsible Party and Indemnity Issues for which LPC shall be the Responsible Party. If Lennar and LPC do not succeed in separating such Indemnity Issues, Lennar and LPC shall jointly act as Responsible Party with respect to such Tax Returns. Neither Lennar nor LPC shall take any action with respect to such Tax Return without the other's written consent, which consent shall not be unreasonably withheld, and Lennar and LPC shall agree as to any settlement or compromise of Indemnity Issues on such Tax Return. If Lennar and LPC cannot agree as to any action to be taken with respect to any Indemnity Issue on such Tax Return, the parties shall take such action as shall be determined pursuant to subparagraph (f) with respect to such Indemnity Issue. Notwithstanding the foregoing, if the settlement of any Indemnity Issue would materially increase the other party's liability for Taxes, the Responsible Party shall not enter into a final settlement without the consent of the other party, which consent shall not be unreasonably withheld. The right to participate referred to in this subsection shall include the submission and content of documentation, protests, memoranda of fact and law and briefs, the conduct of oral arguments or presentations, the selection of witnesses and the negotiation of stipulations of fact.

             (d) (x) if as a result of any audit, amendment or other change in a Tax Return with respect to any period ending on or before the Distribution Date, any Tax Benefit or Tax Detriment is changed (a "Change"), then:

                  (i) If in connection with any such Change, the amount of the Tax Detriments generated by or attributable to the Commercial Assets Management Business with respect to the taxable period to which such return relates ("LPC Business Tax Detriments") exceeds the amount of Tax Benefits generated by or attributable to the Commercial Assets Management Business with respect to such taxable period ("LPC Business Tax Benefits"), LPC hereby assumes and agrees to pay to Lennar an amount equal to the product of (x) the amount by which LPC Business Tax Detriments exceed LPC Business Tax Benefits and (y) the actual marginal Tax rate applicable with respect to the relevant Tax Return, with appropriate adjustment to account for Tax credits generated by or attributable to LPC Businesses included in such calculation and an amount equal to all interest payable with respect thereto, which interest shall be calculated at the rate the taxing jurisdiction imposes upon tax deficiencies (the "Deficiency Rate") for the relevant periods.

                  (ii) If in connection with any such Change, the LPC Business Tax Benefits exceed the LPC Business Tax Detriments, Lennar shall pay or cause to be paid to LPC the product of (x) the amount by which LPC Business Tax Benefits exceed LPC Business Tax Detriments and (y) the actual marginal Tax rate applicable with respect to the relevant Tax Return, with appropriate adjustment to account for Tax credits generated by or attributable to LPC Businesses included in such calculation plus a payment equal to any interest received by Lennar, with respect to such amount.

                  (y) Lennar will pay and be responsible for, or benefit from, as the case may be, any Tax Benefits or Tax Detriments arising as a result of any changes to Tax Items generated by or attributable to the Homebuilding Businesses. Any Tax Benefits or Tax Detriments arising with respect to items of Lennar Land Partners will be allocated between Lennar and LPC in accordance with the Partnership Agreement by which Lennar Land Partners is formed.

                  (z) "Tax Benefit" means any item of loss, deduction or credit or any other Tax Item which decreases Taxes paid or payable. "Tax Detriment" means any item of income, gain or recapture of credit or any other Tax Item which increases Taxes paid or payable. "Tax Item" means any item of income, gain, loss, deduction, credit or recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Code Section 481 resulting from a change in accounting method.

                  (e) Each of the Lennar Companies and each of the LPC Companies will be responsible for the conduct after the Distribution Date of all examinations of separate tax returns filed by it, whether before or after the Distribution Date, and will pay all additional Taxes, interest and penalties, and will be entitled to all refunds, with regard to Taxes to which to those returns relate.

                  (f) Any disputes between the parties relating to this Paragraph 8.1 that cannot be resolved by good faith effort by the parties shall be resolved by a "Big Six" public accounting firm or a law firm satisfactory to LPC and Lennar, whose determination shall be final and binding on all parties and whose fees and expenses shall be shared by LPC and Lennar in accordance with the final allocation of the Tax liability in dispute.

                  (g) Unless it is apparent that Taxes are required to be paid at a different rate, it will be assumed that all Taxes are payable, or were paid, in the case of Income Taxes, at the highest applicable marginal rate, and in the case of other Taxes, at the highest applicable rate.

         8.2 COOPERATION REGARDING TAXES. Lennar and LPC each will, and will cause its subsidiaries and their respective personnel to, cooperate fully with the other of them in connection with the preparation of tax returns and in connection with any examinations of any tax returns filed by either of them or any of their subsidiaries.


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


                                   ARTICLE IX

                              ACCESS TO INFORMATION

         9.1 ACCESS TO LENNAR INFORMATION. Lennar will give LPC and its representatives access after the Distribution Date during normal business hours to the books and records of Lennar relating to the conduct of the Commercial Asset Management Business before the Distribution Date, and to personnel of Lennar who are knowledgeable about those books and records or otherwise are knowledgeable about the conduct of the Commercial Asset Management Business before the Distribution Date, in order to permit LPC to prepare financial statements and tax returns, in connection with audits of tax returns and for all other purposes related to the business or activities of LPC and its subsidiaries.

         9.2 ACCESS TO LPC INFORMATION. LPC will give Lennar and its representatives access after the Distribution Date during normal business hours to the books and records of LPC and to personnel of LPC who are knowledgeable about those books and records or otherwise are knowledgeable about the conduct of the Commercial Asset Management Business before the Distribution Date, in order to permit Lennar to prepare financial statements and tax returns, in connection with audits of tax returns, and for all other purposes related to the business or activities of Lennar and its subsidiaries.


                                    ARTICLE X

                                LENNAR NET WORTH

         10.1 ASSURANCE OF MINIMUM NET WORTH. If within 30 days after the Effective Time Balance Sheet described in Section 5.7 of the Merger Agreement becomes final, the surviving corporation under the Merger Agreement (the "Surviving Corporation"), as successor to Lennar delivers to LPC a notice (a "Notice of Deficiency") stating that the Lennar Net Worth reflected on the final Effective Time Balance Sheet was less than the Minimum Lennar Net Worth (as defined in the Merger Agreement) and setting forth the amount of such difference (the "Net Worth Deficiency"), accompanied by a copy of the final Effective Time Balance Sheet, within 10 days after LPC receives the Notice of Deficiency, LPC will pay the Surviving Corporation (as successor to Lennar), as an adjustment of the equity contributed by Lennar to LPC, a sum such that the amount received by the Surviving Corporation, net of any taxes payable by the Surviving Corporation with respect to such payment from LPC, is equal to the Net Worth Deficiency plus interest on the Net Worth Deficiency at the rate of 10% per annum from the Effective Time to the date of payment. LPC will have no right to dispute the final Effective Time Balance Sheet or the Net Worth Deficiency stated in the Notice of Deficiency if the Minimum Lennar Net Worth is determined pursuant to the Merger Agreement.

         10.2 CONTRIBUTION OF EXCESS NET WORTH. If within 30 days after the Effective Time Balance Sheet becomes final, LPC delivers to the Surviving Corporation a notice (a "Notice of Excess") stating that the Lennar Net Worth reflected on the final Effective Time Balance Sheet was more than the Minimum Lennar Net Worth and setting forth the amount of such excess (the "Net Worth Excess"), accompanied by a copy of the final Effective Time Balance Sheet, within 10 days after the Surviving Corporation receives the Notice of Excess, the Surviving Corporation (as successor to Lennar) will pay LPC, as an adjustment of the equity contributed by Lennar to LPC, a sum equal to the Net Worth Excess plus interest on the Net Worth Excess at the rate of 10% per annum from the Effective Time to the date of payment. Lennar will have no right to dispute the final Effective Time Balance Sheet or the Net Worth Excess stated in the Notice of Excess if the Minimum Lennar Net Worth is determined pursuant to the Merger Agreement.


                                   ARTICLE XI

                               FURTHER ASSURANCES

         11.1 TRANSFER DOCUMENTS. Lennar and LPC each will execute, and each will cause its subsidiaries to execute, any documents (which, at the request of Pacific Greystone Corporation, will be in form and substance satisfactory to Pacific Greystone Corporation) which may reasonably be requested by the other of them in order to perfect the transfer of the Commercial Asset Management Business to LPC and its subsidiaries and to perfect transfers prior to the Distribution Date of assets used in the Homebuilding Business from subsidiaries of LPC to Lennar or its subsidiaries which are engaged in the Homebuilding Business.

         11.2 ADDITIONAL AGREEMENTS. To the extent either Lennar or LPC deems it necessary or helpful, Lennar and LPC will agree upon and execute prior to the Distribution Date (i) an Employee Matters Agreement, relating to benefits after the Distribution Date of employees of Lennar and its subsidiaries who become employees of LPC Companies and other matters relating to those employees, (ii) a Shared Facilities Agreement, relating to the provision of administrative services and access to computer or other facilities by Lennar Companies to LPC Companies or by LPC Companies to Lennar Companies, and payment for those services and facilities, and (iii) a Tax Sharing Agreement setting forth in greater detail the tax sharing arrangement described in Paragraph 8.1.


                                   ARTICLE XII

                                     GENERAL

         12.1 EXPENSES. Lennar and LPC each will pay 50% of the expenses (including but not limited to transfer taxes) in connection with the transactions which are the subject of this Agreement, including legal fees.

         12.2 PRESS RELEASES. Lennar and LPC will consult with each other before issuing at any time after Distribution Date any press releases, or otherwise making any public statements after the Distribution Date, with respect to this Agreement or the transactions which are the subject of it, except that nothing in this Paragraph will prevent either Lennar or LPC from making any statement when or as required by law or by the rules of any securities exchange on which its securities are listed.


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


         12.3 ENTIRE AGREEMENT. This Agreement and the documents required to be delivered in accordance with this Agreement contain the entire agreement between Lennar and LPC relating to the transactions which are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between Lennar and LPC regarding those transactions are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents. Without limiting the foregoing, all agreements between any of the Lennar Companies, on the one hand, and any of the LPC Companies, on the other hand, will terminate, except to the extent this Agreement, the Merger Agreement or the Partnership Agreement relating to Lennar Land Partners contemplates that particular agreements will be in effect after the Distribution Date.

         12.4 SURVIVAL OF AGREEMENT. This Agreement and the obligations of the parties under it will survive the Distribution and the Merger. Upon consummation of the Merger, all the rights and obligations of Lennar under this Agreement will become rights and obligations of the Surviving Corporation.

         12.5 CAPTIONS. The captions of the Articles and Paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

         12.6 PROHIBITION AGAINST ASSIGNMENT. Neither this Agreement nor any right of any party under it may be assigned by operation of law or otherwise.

         12.7 MODIFICATION OR AMENDMENT. Subject to the provisions of applicable law, Lennar and LPC may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

         12.8 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to confer upon any person or entity other than Lennar and LPC any rights or remedies hereunder, except to the extent there are indemnification obligations which state they are for the benefit of other persons.

         12.9 NOTICES AND OTHER COMMUNICATIONS. Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which mailed by First Class Mail from within the United States of America, to Lennar or LPC, as the case may be, at its principal office or at the general facsimile number at that principal office, to the attention of its Chief Financial Officer.

         12.10 GOVERNING LAW. This Agreement will be governed by, and construed under, the laws of the State of Delaware applicable to agreements made and to be performed in that state.

         12.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, some of which may bear the signatures of only some of the parties to this Agreement. Each of those counterparts will be deemed an original copy of this Agreement, but all of them together will be one and the same Agreement.


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


         IN WITNESS WHEREOF, Lennar and LPC have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

                                           LENNAR CORPORATION

                                           By:       /s/ LEONARD MILLER
                                                     ------------------
                                                     Title: President



                                           LPC, INC.

                                           By:       /s/ STUART A. MILLER
                                                     --------------------
                                                     Title: President



                                       31